AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996
                                         REGISTRATION STATEMENT NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                   -----------
                          FORTUNE PETROLEUM CORPORATION
             (Exact Name of Registrant as specified in its charter)

          DELAWARE                                      95-4114732
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                                                 TYRONE J. FAIRBANKS
                                                 FORTUNE PETROLEUM CORPORATION
515 WEST GREENS ROAD, SUITE 720                  515 WEST GREENS ROAD, SUITE 720
HOUSTON, TEXAS 77067                             HOUSTON, TEXAS 77067
(713) 872 1170                                   (713) 872 1170
(Address, including zip code,                    (Name, address including zip
and telephone number, including                  code, and telephone number,
area code, of registrant's                       including area code of
principal executive offices)                     agent for service)

                                   COPIES TO:
  Bruce L. Ashton, Esq.                         Dean W. Drulias, Esq.
  Reish & Luftman                               Burris, Drulias & Gartenberg
  11755 Wilshire Blvd., 10th Floor              11755 Wilshire Blvd., Suite 1230
  Los Angeles, California 90025                 Los Angeles, California 90025

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------
Title of Each Class      Amount        Proposed Maximum     Proposed Maximum       Amount of
of Securities to be       to be        Offering Price(1)   Aggregate Offering     Registration
   Registered           Registered         Per Share             Price                Fee
- ----------------------------------------------------------------------------------------------
Common Stock             437,931           $3.625(2)          $1,588,000             $548
$.01 par value           shares
- ----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

(2) Pursuant to Rule 457(e) of the General Rules and Regulations under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based upon the average of the high and low price quoted on the American Stock Exchange as of July 11, 1996.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

           This Registration Statement is comprised of 21 pages.
                     The Exhibit Index appears on Page 14.

CROSS REFERENCE SHEET

ITEM IN FORM S-3                                                LOCATION IN PROSPECTUS
- ----------------                                                ----------------------
ITEM  1. Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus........................ Cover Page, Cross-Reference
                                                                Sheet, Outside Front Cover of
                                                                Prospectus

ITEM  2. Inside Front and Outside Back Cover Pages of
         Prospectus............................................ Inside Front and Outside Back
                                                                Cover Pages of Prospectus

ITEM  3. Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges............................. Prospectus Summary, Cover
                                                                Page, Risk Factors, Selected
                                                                Financial Data

ITEM  4. Use of Proceeds....................................... Use of Proceeds

ITEM  5. Determination of Offering Price....................... Not Applicable

ITEM  6. Dilution. . . . . . . . . . . ........................ Not Applicable

ITEM  7. Selling Security Holders.............................. Plan of Distribution

ITEM  8. Plan of Distribution.................................. Plan of Distribution

ITEM  9. Description of Securities to be Registered............ Incorporation of Information by
                                                                Reference

ITEM 10. Interests of Named Experts and Counsel................ Experts

ITEM 11. Material Changes...................................... The Company, Recent Develop-
                                                                ments, Business and Properties

ITEM 12. Incorporation of Certain Information by Reference..... Incorporation of Information by
                                                                Reference

ITEM 13. Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities........................ Plan of Distribution

                                      (ii)

                               437,931 S H A R E S

                          FORTUNE PETROLEUM CORPORATION
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                         ------------------------------

    The shares of the Common Stock, $.01 par value (the "Common Stock") covered by this prospectus may be offered from time to time by certain shareholders (the "Selling Shareholders") of Fortune Petroleum Corporation ("Fortune" or the "Company"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

    The Selling Shareholders include persons or entities who acquire shares of Common Stock upon exercise of stock purchase warrants issued to the Representatives of the Underwriters in a public offering of the Common Stock in June 1995 and as compensation to directors and an officer of the Company for services rendered. See "Plan of Distribution."

    The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. The Common Stock is listed on the American Stock Exchange. On July 11, 1996, the closing price of the Common Stock on such Exchange was $3.625.

    The shares of Common Stock have not been registered for sale under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration of the Common Stock under the securities laws of states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Common Stock.

    Investment in the Common Stock entails certain risks.  See "Risk Factors".

                         ------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
               Price to Public   Underwriting Discount   Proceeds to Company (1)
               ---------------   ---------------------   -----------------------
Per Share ....    $   N/A                N/A                 $     N/A
Total ........    $   N/A                N/A                 $     N/A
- --------------------------------------------------------------------------------

(1) None. All proceeds will be received by the Selling Shareholders, who will bear all commissions payable to brokers or dealers in connection with the sale of shares. The Company will bear all costs of the offering estimated at $7,000.

                         ------------------------------

                 The date of this Prospectus is _________, 1996

                            ADDITIONAL INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington, D.C. 20549, and the Regional offices of the Commission:
Seven World Trade Center, Suite 1300, New York, New York 10048, and Kluczynski Federal Building, 230 South Dearborn Street, Room 3190, Chicago, Illinois 60604. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1025, Judiciary Plaza Building, 450 Fifth St., N.W. Washington, D.C. 20549. In addition, reports and other information concerning the Company can be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881, on which the Common Stock is listed.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected at the Commission's offices without charge or copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements made in the Prospectus as to the contents of any contract, agreement or document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF INFORMATION BY REFERENCE
    There is hereby incorporated by reference in this Prospectus and made a part hereof (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, (2) the Quarterly Report on Form 10-QSB for the period ending March 31, 1996, and (3) Current Reports on Form 8-K/A filed on January 5, 1996 and May 20, 1996, and Form 8-K filed on February 23, 1996, March 8, 1996 and April 29, 1996.

    There is also hereby incorporated by reference in this Prospectus and made a part hereof the Company's Registration Statement on Form 8-A filed on September 13, 1993, which describes the Common Stock.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies, supersedes or replaces such statement. Any statements modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    No person is authorized to give any information or make any representations other than those contained in the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                        2

                                   THE COMPANY

    Fortune Petroleum Corporation ("Fortune" or the "Company") is an independent public oil and natural gas company whose primary focus is on exploration for and development of domestic oil and natural gas properties. The Company's principal properties are located onshore and offshore Louisiana, in the Texas and Louisiana Gulf Coast and New Mexico.

    During 1995, the Company implemented a program of exploration for significant oil and natural gas reserves using state-of-the-art three dimensional ("3D") seismic and computer-aided exploration ("CAEX") technology. The Company believes that the use of 3D seismic and CAEX technology provides more accurate and comprehensive geological data for evaluation of drilling prospects than traditional two dimensional ("2D") and evaluation methods. In furtherance of this exploration program, in February 1995, Fortune formed a strategic partnership with Zydeco Energy, Inc., (the "Zydeco 3D Venture") and has since acquired an interest in over 20 exploration projects (the "Zydeco Projects") in the shallow Gulf Coast waters of Louisiana. Since late 1995, the Company has also acquired interests in three additional prospects in the Louisiana Gulf Coast and is continually evaluating other 3D and 2D exploration projects with other industry partners.

    At the same time, the Company seeks to take advantage of attractive acquisition targets which will enable it to acquire reserves at an attractive price. In furtherance of that objective, on December 11, 1995, the Company purchased an interest in a producing oil and gas property located in the Gulf of Mexico offshore Louisiana for cash.

    The Company's principal executive offices are currently located at 515 West Greens Road, Suite 720, Houston, Texas 77067 and its telephone number at that address is (713) 872-1170.

BUSINESS STRATEGY

    The Company has sought to add reserves in the most cost efficient and effective manner. The Company previously focused its efforts on the acquisition of producing properties in an effort to take advantage of what it believed to be competitive prices for proved reserves with development potential in relation to the cost of reserves discovered through exploration activities. In mid-1994, the Company made a strategic decision to shift its emphasis away from the acquisition of producing properties to exploration for oil and natural gas reserves. This decision was prompted by increasing price competition for attractive producing properties (caused by larger and better capitalized companies moving into the acquisition market) and a general tightening in available financing for acquisitions.

    The Company's decision to shift its emphasis to exploration was further influenced by several factors which Fortune believes create new opportunities for exploration. These factors include increased availability of 3D seismic and CAEX technology at competitive prices and the reallocation of exploration budgets by major oil companies from domestic activity to international exploration. This move by the major oil companies resulted in increased access to geological and geophysical information relating to potential prospects, new opportunities to enter into farmout agreements with respect to prospects held by the major oil companies and less demand and price competition for domestic acreage. To help facilitate its exploration strategy and focus its efforts, the Company sold all of its California producing properties and used the proceeds from such sale to retire debt. The Company relocated its headquarters to Houston, Texas in February 1996.

    The Company would expect to continue to review acquisition opportunities which may be presented to it and to conclude acquisitions which further its business objectives. Of course, no assurance can be given that any such opportunities will present themselves or that the Company will be able to conclude any transactions if they arise.

                                 RISK FACTORS

    Investors should consider the following risk factors, among others, in connection with an investment in the Common Stock:

RISKS ASSOCIATED WITH THE COMPANY

    RECENT CHANGE IN BUSINESS STRATEGY. Fortune has recently changed its business strategy from the acquisition of producing oil and gas properties with anticipated development potential to a strategy which primarily stresses exploratory drilling for oil and natural gas. Such a change means that the Company will no longer be assured of acquiring producing oil and gas wells when it expends funds for the acquisition of an interest in property. It also means that when the Company expends funds to drill a well, the risk that the Company will drill a dry hole and thus be unsuccessful in finding any oil and gas is substantially increased. In such event, the Company would receive no return on its investment. Were such a strategy to be pursued long enough, without success, it could require the

                                        3

Company ultimately to suspend operations. Further, since the Company does not have its own internal exploration staff, it is dependent on outside consultants to find and evaluate exploration projects for it. As a result, the Company must acquire its interests in projects from third parties, often on a promoted basis (which means that the Company must pay a larger share of the costs of exploration than its revenue share in the project).

    WORKING CAPITAL; NEED FOR ADDITIONAL FINANCING. At March 31, 1996, the Company had a working capital surplus of $949,000. However, the working capital needs of the Company have increased since its inception. To date, the Company has satisfied substantially all of its working capital needs through oil and gas revenues, the public and private sale of common stock and debentures, the Company's credit facility with Bank One, Texas (the "Credit Facility") and other borrowings. While the Company currently has sufficient capital or cash flow to meet all of its projected capital needs for the remainder of 1996, if Zydeco were to propose an accelerated drilling schedule under the Zydeco 3D Venture, Fortune may not have sufficient capital or cash flow to participate. Further, Fortune may not have sufficient capital to pursue other attractive projects not currently contemplated which might be presented to it. All of the Company's producing oil and gas properties are pledged to secure the Credit Facility. At March 31, 1996, the total amount owed in the Credit Facility was $1,925,000, and the Company does not have any additional borrowing capacity under the Credit Facility at the date hereof.

    NET LOSSES INCURRED BY COMPANY. During its last three fiscal years, the Company has incurred net losses. The losses equalled $3,654,000, $2,943,000 and $6,214,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Although the Company had net income of $60,000 for the first quarter of 1996, it may continue to incur losses in the future. No assurance can be given that the Company will be able to meet its working capital needs out of its cash flow from operations. There can be no assurance that Fortune can attain a sufficient level of revenues to fund such requirements or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory and competitive conditions, may lead to cost increases that could make the Company's cash flow from operations insufficient to fund capital requirements for the next 12 months. The Company may require additional outside financing for the foreseeable future to fund capital expenditures deemed desirable by management. No assurance can be given that any such financing will be available on terms acceptable to the Company, if at all. Additional financings may result in dilution for then current stockholders.

    LIMITED SHORT-TERM IMPACT OF ZYDECO 3D VENTURE. The first well drilled on one of the Zydeco Projects (the Aurora prospect) was plugged and abandoned in January 1996 after the Company determined that the costs of completion made the well uneconomic. The Company retained a 100% working interest after Zydeco elected not to participate in the well. The dry hole cost to Fortune of drilling and plugging and abandoning the well was approximately $832,000. It is anticipated that other wells may be drilled on one or more of the Zydeco projects in 1996, though no assurance can be given that any wells will be drilled. Even if such wells are drilled and are successful, it is extremely unlikely that Fortune would receive any revenues from wells drilled on any of these projects until late 1996 or early 1997. Therefore, investors should be aware that the Zydeco 3D Venture did not have any impact on the Company's revenues or cash flow from operations during 1995; and any impact during 1996 will be extremely limited. No assurance can be given that Fortune will ever receive any revenues from any of the Zydeco projects.

    NEED TO REPLACE RESERVES. Producing oil and gas reservoirs are, in general, characterized by declining production rates. This decline rate depends on reservoir characteristics, and varies from the steep decline rate characteristic of the prolific reservoirs in the Gulf of Mexico to the relatively slow decline rate characteristic of the long-lived (but less prolific) fields on the California properties which the Company previously owned. The Company's future oil and natural gas reserves and production, and thus cash flow and income, are highly dependent on the Company's ability in finding or acquiring additional reserves. Without adding new reserves in the future, the Company's oil and gas reserves and production will decline over the long term. There can be no assurance that the Company will be able to find and develop or acquire additional reserves.

    INTENTION TO FARMOUT PROPERTIES. The Company generally does not intend to retain a full 50% working interest in any of the Zydeco Projects until it has adequate capital to place at risk. There can be no assurance that the Company will be able to farmout any portion of its interest in any of the Zydeco Projects. If the Company is unable to farmout a portion of its interest, it must either retain its 50% working interest, elect to not participate in the well or exercise its "put" rights to Zydeco if Zydeco is participating in the well. Further, Fortune may not be the operator of any of such projects and will thus be dependent on other oil and gas companies to conduct operations in a prudent and competent manner. In such a situation, Fortune will have little or no control over the way in which operations are conducted. If the entity selected to act as operator proves incompetent, Fortune could be forced to incur additional costs to conduct remedial procedures and could lose its investment in a property altogether.

                                        4

    PROPERTIES PLEDGED TO SECURE DEBT. All of the Company's producing properties are pledged to secure the Credit Facility. A failure to pay the principal or interest or breaches of financial covenants under the Credit Facility could cause the Company to lose all or part of its interest in its principal producing properties currently pledged to secure the Credit Facility. The entire principal balance of the Credit Facility is due July 1, 1997, and the Company does not currently have the financial resources necessary to repay the Credit Facility in full without significantly curtailing its operations. Bank One, Texas has granted extensions of the Credit Facility due date in the past. While management intends to continue to seek extensions of the payment date for the principal balance of the Credit Facility, no assurance can be given that Fortune will be able to obtain any further relief from Bank One in the future. It is, therefore, possible that Fortune's operating activities could be significantly curtailed or, in the event that Fortune's financial position weakens significantly, that substantially all of Fortune's productive properties could be seized by the Bank through a foreclosure.

    FINANCIAL IMPAIRMENTS. The Company uses the successful efforts method of accounting. Due to depressed gas prices at the end of 1994, the Company was required to take an impairment of approximately $1.0 million against its oil and gas assets as a charge against earnings. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company adopted SFAS 121 in the fourth quarter of 1995 and, as a result, recorded a $2,530,000 impairment charge against 1995 operations.

    DEPENDENCE ON KEY OFFICER. The Company depends to a large extent on the abilities and continued participation of its key employee, Tyrone J. Fairbanks, President and Chief Executive Officer. The loss of Mr. Fairbanks could have a material adverse effect on the Company. In an effort to reduce the risk, the Company has entered into an employment agreement with Mr. Fairbanks which expires December 31, 1997. The Company has obtained $500,000 of key man life insurance on the life of Mr. Fairbanks.

RISKS ASSOCIATED WITH OIL AND GAS INDUSTRY

    RISKS RELATED TO CURRENT OIL AND GAS MARKETS. There is substantial uncertainty as to the prices at which oil and gas produced by the Company may be sold, and it is possible that if product prices decline to a low enough level, the cost of operating some or all of the Company's properties may not be economical. The availability of a ready market for oil and gas and the prices obtained for such oil and gas depend upon numerous factors beyond the control of the Company, including competition from other oil and gas suppliers, and national and international economic and political developments. The Company is not subject to any natural gas price controls.

    UNCERTAINTY OF ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUES. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represent only estimates. Estimating quantities of proved reserves is inherently imprecise. Such estimates are based upon certain assumptions about future production levels, future natural gas and crude oil prices and future operating costs made using currently available geologic engineering and economic data, some or all of which may prove to be incorrect over time. As a result of changes in these assumptions that may occur in the future, and based upon further production history, results of future exploration and development, future gas and oil prices and other factors, the quantity of proved reserves may be subject to upward or downward adjustment. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based on certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. The rate of production from oil and gas properties declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future oil and gas production is, therefore, highly dependent upon the Company's level of success in acquiring or finding additional reserves.

    VOLATILITY OF OIL AND GAS PRICES. Oil and gas prices have been and may be expected to continue to be quite volatile. This volatility depends on numerous factors, including steps taken by OPEC, tensions in the Middle East and weather conditions. The average gas prices received by the Company were $2.28, $2.09 and $1.77 per Mcf in 1993, 1994 and 1995, respectively. The average oil prices received by the Company were $14.33, $14.14 and $14.66 per Bbl in 1993, 1994 and 1995, respectively. At June 28, 1996, the Company was receiving an average of $2.20 per Mcf for its gas production and $18.70 per Bbl for its oil production.

    DRILLING RISKS. Drilling for oil and natural gas involves numerous risks, including the risk that no commercially productive hydrocarbon reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, equipment failures or accidents and adverse weather conditions. The Company's

                                        5

future drilling activities may not be successful and if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition.

    OPERATING HAZARDS. The Company's operations are subject to all of the risks normally incident to the operation and development of oil and gas properties and the drilling of oil and gas wells, including encountering unexpected formations or pressures, corrosive or hazardous substances, mechanical failure of equipment, blowouts, cratering and fires, which could result in damage or injury to, or destruction of, formations, producing facilities or other property or could result in personal injuries, loss of life or pollution of the environment. Any such event could result in substantial loss to the Company which could have a material adverse effect on the Company's financial condition such as the mechanical failure of downhole equipment at the Company's South Timbalier Block 76 well. As a result of this equipment failure, the well was shut in from April 29, 1996 to July 6, 1996 and the remedial workover cost the Company approximately $270,000. In addition, because of the Company's strategy of acquiring interests in underdeveloped oil and gas fields that have been operated by others for many years, the Company may be liable for any damage or pollution caused by any prior operations on such oil and gas fields. Although such operational risks and hazards may to some extent be minimized, no combination of experience, knowledge and scientific evaluation can eliminate the risk of investment or assure a profit to any company engaged in oil and gas operations.

    UNINSURED RISKS. Under the terms of operating agreements entered into with the operator of wells in which the Company has an interest, it is anticipated that the operators will carry insurance against certain risks of oil and gas operations. The Company would normally be required to pay its proportionate share of the premiums for such insurance and be named as an additional insured under the policy. However, the Company may not be fully insured against all risks, either because such insurance is not available or because of premium costs.

    WEATHER HAZARDS. Weather conditions, including severe rains and winter conditions, have adversely impacted the Company's oil and gas operations. Heavy rains during the winter of 1995 washed out a road to the Company's Hopper Canyon, California property, which required the producing wells on the property to be shut in. Severe winter conditions on the San Juan Basin, New Mexico property caused a curtailment of operations, including attempts to complete wells which have been drilled. The inability to produce existing wells and to complete wells which may yield commercial quantities of oil or gas has an adverse impact on the Company's cash flow and financial condition. Further, weather conditions in the future, including hurricanes in the Gulf of Mexico, could interrupt or prevent production and drilling operations in the Gulf of Mexico and the coastal counties and parishes of the Gulf Coast and could result in damaged equipment or facilities.

    ENVIRONMENTAL HAZARDS. Oil and gas operations present risks of environmental contamination from drilling operations and leakage from oil field storage or transportation facilities. The Company has never experienced a significant environmental mishap, but spills of oil could occur which could create material liability to the Company for clean-up expenses. Environmental contamination has occurred on the San Juan Basin, New Mexico property prior to the Company's acquisition of its interest but has been cleaned up at no cost to the Company. Although there can be no assurance of any third party recovery in the event of a material liability, the Company generally seeks an indemnity from the Seller against claims for environmental hazards on properties acquired through its acquisition program. In addition, the Company carries $2,000,000 of environmental insurance with a $10,000 deductible to cover potential liability for onshore environmental hazards and $1,000,000 coverage with a $25,000 deductible for offshore hazards.

    COMPETITION. The oil and gas exploration, production and acquisition business is highly competitive. A large number of companies and individuals engage in acquiring properties or drilling for oil and gas, and there is a high degree of competition for desirable oil and gas properties. There is also competition between the oil and gas industries and other industries in supplying the energy and fuel requirements of industrial, commercial, residential and other consumers. Many of the Company's competitors have greater financial and other resources than does the Company, and no assurance can be given that the Company will be able to compete successfully in acquiring desirable properties.

    GOVERNMENT REGULATION. The Company's business is regulated by certain federal, state and local laws and regulations relating to the development, production, marketing and transmission of oil and gas, as well as environmental and safety matters. There is no assurance that laws and regulations enacted in the future will not adversely affect the Company's exploration for, or the production and marketing of, oil and gas. From time to time, proposals are introduced in Congress or by the Administration which could affect the Company's oil and gas operations.


    SHORTAGES OF SUPPLIES AND EQUIPMENT. The Company's ability to conduct its operations in a timely and cost effective manner is subject to the availability of oil and gas field supplies, equipment and service crews. The industry is currently experiencing a shortage of certain types of drilling rigs and work boats in the Gulf of Mexico.

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This shortage could result in delays in the Company's operations as well as higher operating and capital costs. Shortages of other drilling equipment, tubular goods, drilling service crews and seismic crews could occur from time to time further hindering the Company's ability to conduct its operations as planned.

RISKS ASSOCIATED WITH INVESTMENT IN THE COMMON STOCK

    NO PROCEEDS TO FORTUNE. Fortune will not receive any proceeds from this offering. Nevertheless, the Company will be required to pay all expenses of the offering estimated to be $7,000.

    MARKET PRICE VOLATILITY. The market price of the Common Stock and the Company's warrants may be subject to significant fluctuations in response to drilling results and the financial results of operations. Developments affecting the oil and gas industry generally, including national and international economic conditions and government regulation, could also have a significant impact on the market price of the Common Stock and warrants. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies, and the price of the Common Stock and warrants could be affected by such fluctuations.

    SECURITIES MARKET FACTORS. The markets for equity securities have been volatile and the price of the Company's Common Stock has in the past been, and could in the future be, subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements, trading volume, general market trends and other factors. There can be no assurance that the Common Stock sold in this offering will trade in the future at market prices in excess of the purchase prices.

    ABSENCE OF DIVIDENDS. The Company has not paid dividends since its inception, and it does not anticipate paying dividends on its Common Stock in the foreseeable future. Under the Credit Facility, the Company may not pay dividends on its capital stock without the prior written consent of the bank. In addition, the indenture under which the Company's outstanding debentures were issued restricts the payment of dividends.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Company's Common Stock. At June 28, 1996, the Company had outstanding options and warrants to purchase an aggregate of 6,250,914 shares of Common Stock which are currently exercisable. At that date, there were 11,431,664 shares of Common Stock outstanding, of which 9,044,433 shares are freely tradeable and 2,387,231 shares are restricted from sale by lockup agreement or under Rule 144 adopted by the Commission under the Act. The Company has also filed a registration statement under the Securities Act of 1933 for the issuance of up to an additional 931,500 shares of Common Stock upon the proposed conversion of the Company's outstanding Debentures and upon exercise of warrants to be issued in connection with such conversion. In connection with the Company's June 1995 offering of Common Stock, all of the Company's directors and certain principal stockholders of the Company entered into "lockup" agreements with the Representatives of the Underwriters not to dispose of any shares of Common Stock held by them until July 31, 1996, without the prior consent of the Representatives. No notice will be given to the stockholders or the market if the Representatives grant such consent. At the conclusion of such "lockup" period, approximately 1,388,000 currently outstanding shares of Common Stock will become eligible for sale subject to Commission Rule 144.

    In connection with the Company's acquisition of its interest in the Zydeco 3D Venture, Fortune issued 1,200,000 shares of Common Stock and 1,200,000 five year stock purchase warrants exercisable at $4.75 per share. Pursuant to court order, Fortune has placed in escrow 400,000 shares of Common Stock and 400,000 warrants due to the stockholders of LEX until a dispute which has arisen among them is resolved. Even if such dispute is resolved, 400,000 shares and warrants will remain in escrow pending the satisfaction of certain conditions. Financing of subsequent contributions to the Zydeco 3D Venture and funding of the Company's share of drilling costs on the Zydeco Projects could require the issuance of additional securities.

    "RESET" SHARES. In connection with the acquisition of the South Timbalier Block 76, the Company issued shares in a Regulation S offering. The shares were sold subject to "reset" provisions which required the Company to issue additional shares if the market price of the Common Stock declined during certain recalculation periods. The price did decline in the first quarter of 1996, and the purchasers have demanded the issuance of an additional 1,266,000 shares. The Company has declined to issue such shares pending completion of an investigation into whether the price decline was a result of market manipulation. The purchasers have filed suit to require the issuance of such shares.

    ANTI-TAKEOVER PROVISIONS. Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of the Company. Section 203 prevents an "interested stockholder" (generally, any person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain exceptions are met. In addition, the Company has a substantial amount of authorized but

                                        7

unissued Common Stock and preferred stock. The Commission has indicated that the use of authorized but unissued shares of voting stock, including both common stock and preferred stock the terms of which may be established by the board of directors, could have an anti-takeover effect.

                                USE OF PROCEEDS

    The shares which are the subject of this Prospectus may be offered and sold from time to time by the Selling Shareholders, and the Company will not receive any of the proceeds of such sales. The Company agreed to bear all expenses of registering such shares, including legal, accounting and printing costs estimated at $7,000.

                             PLAN OF DISTRIBUTION

    Selling shareholders may offer and sell shares pursuant to this Prospectus from time to time on the American Stock Exchange or through individually negotiated transactions or in other ways. The Company is not aware of any agreements which may have been entered into by any Selling Shareholder with brokers, dealers or third parties for the offer or sale of any shares. Except as noted below, the Company will not be a party to any such agreements nor will it participate in the negotiation or consummation of any such agreements or the offer and sale of any of the shares covered by this Prospectus.

    The Selling Shareholders include persons or entities who acquire shares of Common Stock upon exercise of stock purchase warrants issued to the Representatives of the Underwriters in a public offering of the Common Stock in June 1995 and as compensation to directors and an officer of the Company for services rendered.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    The table below sets forth data on the number of shares (including shares issuable upon exercise of options, warrants or convertible securities) held by each of the Selling Shareholders as of June 28, 1996:

                                             SECURITIES  SECURITIES  PERCENTAGE
                                            OWNED BEFORE     IN       OF CLASS
NAME                    POSITION              OFFERING    OFFERING     OWNED(1)
- ----------------------  -------------          -------     -------      -----
Barry Blank             Shareholder(2)(3)      811,313     100,000       7.0%
Starr Securities Inc.   former Underwriter     200,000     200,000       1.7%
Southend Holding Corp.  former Underwriter(2)  100,000     100,000        .9%
William T. Walker, Jr.  Director               188,992         256       1.6%
Graham Folsom           Director                94,384         721        *
Dean W. Drulias         Director & corporate    85,520         721        *
                          secretary
Gary Gelman             Director                55,112         721        *
J. Michael Urban        Vice President & CFO    55,000      35,000        *
Barry Feiner            Director                49,612         256        *
Charles A. Champion     Shareholder and former  38,272         256        *
                          Chairman of Board
- ---------------
(1) Less than 1%.

(2) Barry Blank is a Vice President and registered representative with, and Southend Holding Corp. is the parent company of, Coleman & Company Securities, Inc., which acted as co-managing underwriter for the Company's June 1995 public offering. Coleman received Representative's Warrants for 200,000 shares of Common Stock which it transferred to Southend and Mr. Blank. The shares to be sold by these Selling Shareholders relate to such Warrants.

(3) Includes 279,200 shares of Common Stock held directly, 432,113 shares of which are underlying 300,600 publicly traded stock purchase warrants held by Mr. Blank, exercisable at $3.75 per share and 100,000 shares held pursuant to the Representative's Warrants referred to in Note 2.

                                        8

                                 LEGAL MATTERS

    Certain legal matters in connection with this Prospectus and the registration of the Common Stock have been passed upon for the Company by Reish & Luftman, Los Angeles, California. C. Frederick Reish, a shareholder of such firm, holds 1,000 shares of the Common Stock.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995, and the statements of revenues and direct operating expenses of the oil and gas property interests acquired from PetroFina S.A. for each of the years in the three year period ended December 31, 1994 have been incorporated herein by reference and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements of the Company refers to the adoption of the provisions of statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," as of December 31, 1995.

    The information incorporated herein with respect to net proved oil and gas reserves of the Company at December 31, 1993, 1994 and 1995, was estimated by Huddleston & Co., Inc., independent petroleum engineers, and at December 31, 1993 and 1994 was estimated by Sherwin D. Yoelin, petroleum engineer, and is included herein on the authority of such engineers as experts in petroleum engineering.

                                        9

TABLE OF CONTENTS

                                                          PAGE
                                                          ----
Cover Page ..............................................  1

Additional Information ..................................  2

Incorporation of Information
  by Reference ..........................................  2

The Company .............................................  3

Risk Factors ............................................  3

Use of Proceeds .........................................  8

Plan of Distribution ....................................  8

Legal Matters ...........................................  9

Experts .................................................  9


              437,931 SHARES

               COMMON STOCK
             ($.01 PAR VALUE)

             FORTUNE PETROLEUM
                CORPORATION

               ------------

            P R O S P E C T U S

                -----------

              July ___, 1996

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The Registrant estimates that expenses in connection with the offering described in the Registration Statement will be as follows:

Securities and Exchange Commission Registration Fee ..............        $  548
Accountants' Fees and Expenses ...................................        $2,500
Legal Fees and Expenses ..........................................        $2,500
Printing and Miscellaneous .......................................        $  952
Stock Transfer Agent Charges .....................................        $  500
                                                                          ------
TOTAL ............................................................        $7,000
                                                                          ======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents of Delaware corporations. The Certificate of Incorporation and Bylaws of the Company provide that the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware as it may be amended from time to time, indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person whom he or she is a legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, against all costs, charges, expenses, liabilities and losses (including attorney's fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number Description

 5.1 -- Opinion of Reish & Luftman regarding legality of securities (filed herewith).

24.1    -- Consent of Reish & Luftman (included in Exhibit 5.1)

24.2    -- Consents of KPMG Peat Marwick LLP (filed herewith).

24.3    -- Consent of Huddleston (filed herewith).

24.4    -- Consent of Sherwin Yoelin (filed herewith).

25.1    -- Power of Attorney (included in the signature page of this
           Registration Statement)

                                       S-1

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

   Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       S-2

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 12, 1996.

                                       FORTUNE PETROLEUM CORPORATION

                                       By: /s/ TYRONE J. FAIRBANKS
                                           Tyrone J. Fairbanks
                                           President and Chief Executive Officer

                                       By: /s/ J. MICHAEL URBAN
                                           J. Michael Urban
                                           Vice President and Chief Financial
                                           and Accounting Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Tyrone J. Fairbanks and Dean W. Drulias, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates stated.

Signature                            Title                        Date
- ---------                            -----                        ----

/s/ TYRONE J. FAIRBANKS      President, Chief Executive
    Tyrone J. Fairbanks        Officer and Director           July 12, 1996


/s/ DEAN W. DRULIAS          Director                         July 12, 1996
    Dean W. Drulias

/s/ GRAHAM S. FOLSOM         Director                         July 12, 1996
    Graham S. Folsom

/s/ WILLIAM T. WALKER, JR.   Director                         July 12, 1995
    William T. Walker, Jr.

/s/ BARRY FEINER             Director                         July 12, 1996
    Barry Feiner

/s/ GARY GELMAN              Director                         July 12, 1996
    Gary Gelman

                                       S-3